SUBSIDIARIES OF CHINA SOUTHERN AIRLINES COMPANY LIMITED

The particulars of the Company’s principal subsidiaries as of December 31, 2013 are as follows:

Name of Company	Jurisdiction of Incorporation
Shantou Airlines Company Limited	PRC
Zhuhai Airlines Company Limited	PRC
Xiamen Airlines Company Limited	PRC
Guizhou Airlines Company Limited	PRC
Chongqing Airlines Company Limited	PRC
Guangzhou Nanland Air Catering Company Limited	PRC
Guangzhou Baiyun International Logistic Company Limited	PRC
Xinjiang Civil Aviation Property Management Limited	PRC

China Southern Airlines Group Air Catering Company Limited	PRC
Nan Lung International Freight Limited	Hong Kong

Beijing Southern Airlines Ground Services Company Limited	PRC

China Southern Airlines Henan Airlines Company Limited	PRC

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